Exhibit 10.2

CONFORMED COPY

ASSURED GUARANTY LTD.
SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN

(Effective April 28, 2004, and as further amended through the Second Amendment)

Mayer, Brown, Rowe & Maw, LLP

ASSURED GUARANTY LTD. SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN

CERTIFICATE

I, James M. Michener, General Counsel and Secretary of Assured Guaranty Ltd., hereby certify that the attached document is a full, true and complete copy of the Assured Guaranty Ltd. Supplemental Employee Retirement Plan as in effect on April 28, 2004.

Dated this     day of             , 2004.

General and Secretary as Aforesaid
(Seal)

ASSURED GUARANTY LTD.
SUPPLEMENTAL EMPLOYEE RETIREMENT  PLAN

SECTION 1

General

1.1.          Purpose and Effective Date.  Assured Guaranty Ltd. (the “Company”) has established the Assured Guaranty Ltd. Employee Retirement Plan (the “Retirement Plan”) to provide retirement income for its eligible employees and the eligible employees of each Related Company (as defined in section 1.2) which, with the consent of the Company, adopts the Plan.  Contrary to the desire of the Company, the amount of contributions which may be made to the retirement plan for the benefit of an employee may be limited by reason of the application of certain provisions of the Internal Revenue Code of 1986 of the United States of America, as amended (the “Code”). The Company has established the Assured Guaranty Ltd. Supplemental Employee Retirement (the ‘Plan’) to assure that affected individuals will receive benefits in amounts comparable to the amounts that they would have received under the Retirement Plan if such limitations of the Code did not apply to the Retirement Plan.  The Plan also allows for additional contributions to  provide additional retirement security for the participants.  The Plan is effective April 28, 2004 (the “Effective Date”).

1.2.          Employers and Related Companies.  The term “Related Company” means any corporation or trade or business during any period during which it is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in sections 414(b) and 414(c), respectively, of the Code.  The Company and each Related Company, which, with the Company’s consent, adopts the Plan are referred to below collectively as the “Employers” and individually as an “Employer”.

1.3.          Plan Administration.  The authority to control and manage the operation and administration of the Plan shall be vested in the Committee appointed by the Company to act under the Retirement Plan; provided, however, that payment of any benefits to, or on behalf of Participants pursuant to Section 3 may be made at the direction of any two of the following officers of the Company:  (a) Chief Executive Officer (b) Chief Financial Officer, or (c) General Counsel.  In controlling and managing the operation and administration of the Plan, the Committee shall have the same rights, powers and duties as those delegated to it under the Retirement Plan, which includes full and discretionary power and authority to interpret and construe the provisions of the Plan and to determine the amount of benefits and the rights or eligibility of employees or Participants (as defined in subsection 2.1) under the Plan, and such other power and authority as may be necessary to discharge its duties hereunder.  Any interpretation of the Plan and any decision made by the Committee on any matter within the discretion of the Committee shall be binding on all persons.  A misstatement or other mistake of fact shall be corrected when it becomes known, and the Committee shall make such adjustment on account thereof as it considers equitable and practicable.  The Committee may delegate such of its ministerial or discretionary duties and functions as it may deem appropriate to any employee or group of employees of any Employer.

1.4.          Applicable Laws.  The Plan shall be construed and administered in accordance with the laws of Bermuda.

1.5.          Gender and Number.  Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

1.6.          Plan Year.  The “Plan Year” shall be the twelve-consecutive month period beginning on each January 1. The first Plan Year shall be a short Plan Year beginning on the Effective Date and ending on December 31, 2004.

1.7.          Notices.  Any notice or document required to be filed with the Committee under the Plan will be properly filed if delivered or mailed by registered mail, postage prepaid, to the Committee, in care of the Company, at its principal executive offices.  Any notice required under the Plan may be waived by the person entitled to notice.

1.8.          Form and Time of Elections.  Unless otherwise specified herein or as otherwise permitted by the Committee, any election or consent permitted or required to be made or given by any Participant or other person entitled to benefits under the Plan, and any permitted modification or revocation thereof, shall be made in writing to the Committee

1.9.          Evidence.  Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

1.10.        Action by Employers.  Any action required or permitted to be taken under the Plan by any Employer which is a corporation shall be by resolution of its Board of Directors, or by a person or persons authorized by its Board of Directors.  Any action required or permitted to be taken by any Employer which is a partnership shall be by a general partner of such partnership or by a duly authorized officer thereof.

1.11.        Limitations on Provisions.  The provisions of the Plan and any benefits payable hereunder shall be limited as described herein.  Any benefit payable under the Retirement Plans shall be paid solely in accordance with the terms and conditions of the applicable Retirement Plan and nothing in this Plan shall operate or be construed in any way to modify, amend, or affect the terms and provisions of the Retirement Plans.

1.12.        Assignment and Alienation; Forfeitures.  The benefits payable to any Participant or Beneficiary under the Plan may not be voluntarily or involuntarily pledged, assigned, alienated, transferred or otherwise anticipated.  In the event a Participant or Beneficiary attempts to do so, any amount that is subject to the purported pledge, assignment, alienation, transfer or other anticipation shall be immediately forfeited and neither the Participant nor his Beneficiary shall have any further rights to such benefits.

SECTION 2

Participation

2.1.          Participation.  Each employee of an Employer shall become a “Participant” as of the earlier of the date on which he becomes a participant in the Retirement Plan or the date on which he is designated as a Participant by the Committee.  Once an eligible employee becomes a Participant in the Plan, as long as he continues to have an Account balance under the Plan he will remain a Participant for all purposes under the Plan, except for purposes of the contribution provisions of Section 3.

2.2.          Plan Not Contract of Employment.  The Plan does not constitute a contract of employment, and participation in the Plan will not give any employee the right to be retained in the employ of the Company nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

SECTION 3

Amount and Payment of Plan Benefit

3.1.          Accounts.  The Committee shall maintain “Supplemental Accounts” in the name of each Participant under the Plan which will reflect the amount, expressed in United States dollars, to which the Participant may become entitled under the Plan.  A Participant’s Supplemental Accounts shall be credited in each Plan Year as follows:

(a)                                  For any Plan Year, in the event the Participant’s before-tax elective contributions to the Retirement Plan are limited by the provisions of sections 401(a)(17), 401(k)(3), 402(g) or 415 of the Code, as applicable, his compensation for the Plan Year will continue to be reduced by, and the Participant’s Supplemental Before-Tax Account credited with, an amount equal to the amount of before-tax elective contributions that would have been made under the Retirement Plan had the provisions of sections 401(a)(17), 401(k)(3), 402(g) or 415 of the Code, as applicable, not applied to him; provided, however, that such continuing before-tax elective contributions to this Plan shall be made pursuant to an election made by the Participant prior to the beginning of the Plan Year (or with respect to a newly-eligible Participant, within 30 days of first becoming eligible to participate, which election shall apply only to compensation payable after the date of such election), which election shall indicate the percentage of compensation to be contributed to this Plan after before-tax elective contributions to the Retirement Plan have been limited under sections 401(a)(17), 401(k)(3), 402(g) or 415 of the Code.  Such election with respect to the Plan shall be irrevocable, except that the Participant may elect to stop such contributions, in which case no additional amounts shall be credited for that Plan Year to the Participant’s Supplemental Before-Tax Account or Supplemental Matching Account.  Credits to the Participant’s Supplemental Before-Tax Account pursuant to this subsection 3.1(a) shall be made at the same time that before-tax elective contributions would otherwise have been credited to his accounts under the Retirement Plan.  Notwithstanding the foregoing provisions of this subsection 3.1(a), salary reductions shall continue and an amount shall be credited to the Participant’s Supplemental Before-Tax Account in accordance with this subsection 3.1 (a) (and Supplemental Matching Contributions and Discretionary Matching Contributions, if any, shall be credited to the Participant’s applicable accounts in accordance with subsections 3.1(b) and 3.1(c)) for a Plan Year only if the Participant’s before-tax elective contributions to the Retirement Plan have reached the maximum amount permitted under section 402(g) of the Code or the maximum elective contributions permitted under the Plan, in accordance with Treas. Reg. section 1.401(k)(1)(e)(6)(iv); and the Committee shall establish such other administrative procedures as are necessary to comply with such regulations.

(b)                                 Subject to the requirements of subsection 3.1(a), for any Plan Year, a Participant’s Supplemental Matching Account shall be credited with an amount equal to the difference, if any, between (a) the matching contributions that would have been contributed on behalf of the Participant to the Retirement Plan for that Plan Year, in accordance with the terms thereof and based on his before-tax elective contributions under the Retirement Plan (and this Plan), determined without regard to the limitations of sections 401(a)(17), 401(k)(3), 401(m), 402(g) or 415 of the Code, and (b) the amount of matching contributions actually made to the Retirement Plan on behalf of the Participant.  Credits to the Participant’s Supplemental Matching Account pursuant to this subsection 3.1(b) shall be made at the same time that matching contributions would otherwise have been credited to his accounts under the Retirement Plan.

(c)                                  A Participant’s “Discretionary Matching Contribution Account” shall be credited  for a Plan Year in the amount, if any, determined by the Company in its sole discretion, on behalf of each Participant who has made a before-tax elective contribution to the Retirement Plan for such Plan Year and who is employed by an Employer on the last day of that year, and with respect to whom before-tax contributions to the Retirement Plan have been limited for such Plan Year as a result of the application of sections 401(a)(17), 401(k)(3), 401(m), 402(g) or 415 of the Code.  Such Discretionary Matching Contribution shall be expressed as a percentage of the before-tax elective contribution made by the Employer on behalf of such Participant for that Plan Year to the Retirement Plan and, in addition, the additional amounts of before-tax elective contributions credited to the Participant’s Supplemental Before-Tax Account, if any, under subsection 3.1(a) of the Plan; provided, however, that the Discretionary Matching Contribution with respect to any Plan Year shall not exceed fifty percent of that portion of the sum of the Participant’s before-tax  elective contribution to the Retirement Plan and the Participant’s before-tax elective contribution to this Plan which does not exceed six percent (one percent with respect to a Participant who is also an active participant in the Assured Guaranty Bermuda Pension Plan, as defined in the Retirement Plan) of the Participant’s compensation (as defined in the Retirement Plan, but disregarding the limitations therein) for that Plan Year.

(d)                                 For any Plan Year, a Participant’s Supplemental Core Account shall be credited with an amount equal to the difference, if any, between (a) the Employer Core Contribution that would have been contributed on behalf of the Participant to the Retirement Plan for that Plan Year, in accordance with the terms thereof determined without regard to the limitations of sections 401(a)(17) or 415 of the Code and (b) the amount of the Employer Core Contributions actually made to the Retirement Plan on behalf of the Participant.  Credits to the Participant’s Supplemental Core Account pursuant to this subsection 3.1(d) shall be made at the same time that Employer Core Contributions would otherwise have been credited to his accounts under the Retirement Plan.

(e)                                  For any Plan Year, a Participant’s Supplemental Core Account may be credited with an additional amount, as determined by the Company in its sole discretion, which amount, if any, shall be allocated to the accounts of that group of Participants designated by the Company it its sole discretion.  Such “Discretionary Core Contribution” shall be allocated to the accounts of such designated Participants in an amount equal to a percentage of each such Participant’s compensation for the Plan Year.  Credits to the Participant’s Supplemental Core Account of a Discretionary Core Contribution pursuant to this subsection 3.1(e) shall be made as soon as practicable following the Company’s determination to credit such Discretionary Core Contribution.

(f)                                    Pursuant to and in accordance with Notice 2005-1 issued by the U.S. Treasury Department and the Internal Revenue Service, each Participant who is eligible to make an election with respect to continuing before-tax contributions, as described in paragraph (a) of this subsection 3.1, for the 2005 Plan Year shall be given the opportunity to elect to make or change his before-tax contribution election with respect to compensation (including bonus amounts, if any, that are earned in 2005 but payable in 2006) which is taken into account under the Plan after the before-tax contributions to the Retirement Plan have been limited, by filing a written election form delivered to the Committee or its designee no later than March 15, 2005.  Such election shall apply only to compensation that has not been paid or become payable at the time the Participant executes and delivers such election to the Committee or its designee.  If a Participant does not file an election form as permitted under this paragraph (f), then the election filed by the Participant on or before December 31, 2005 shall continue to apply to compensation taken into account under the Plan that is earned in 2005 and, except as described in the immediately following sentence, thereafter.  The election with respect to compensation earned in 2005 shall be irrevocable after March 15, 2005 and shall continue in effect with respect to compensation earned after 2005 unless and until the Participant changes the election in accordance with the requirements of section 409A of the Code and the terms of the Plan.

3.2.          Adjustment of Accounts.  Each Participant’s Accounts shall be adjusted in accordance with this Section 3 in a uniform manner as of each Valuation Date, as follows:

(a)                                  first, charge to the Account balance the amount of any distributions under the Plan with respect to that Account that have not previously been charged;

(b)                                 then, adjust the Account balance for the applicable Investment Return Rate(s); and

(c)                                  then, credit to the Account balance the amount to be credited to that Account in accordance with subsections 3.1 that have not previously been credited.

Except as otherwise designated by the Committee, the term “Valuation Date” means the last day of each calendar quarter.

3.3.          Investment Return Rates.  The “Investment Return Rate(s)” with respect to the Account(s), or portions of the Supplemental Account(s), of any Participant for any period shall be the Investment Return Rate(s) elected by the individual in accordance with subsection 3.4 from among such investment alternatives (if any) for that period which, in the discretion of the Committee, are offered from time to time under this paragraph 3.3.

3.4.          Participant Selection of Investment Return Rate.  The Investment Return Rate alternatives under the Plan, and a Participant’s ability to choose among Investment Return Rate alternatives, shall be determined in accordance with rules established by the Committee from time to time; provided, however, that the Company may not modify the Investment Return Rate with respect to periods prior to the adoption of such modification.

3.5.          Statement of Accounts.  As soon as practicable after the last day of each Plan Year, the Committee will cause to be delivered to each Participant a statement of the balance of his Supplemental Account as of that day.

3.6.          Distribution.  Subject to the following provisions of this subsection 3.6 and subsection 3.8, a Participant’s Supplemental Account balance shall be payable to the Participant in accordance with the rules and regulations set forth in Exhibit A, which forms part of the Plan, and in accordance with such other restrictions and limitations imposed by the Committee and applicable law.  Subject to any applicable currency exchange laws, payments shall be made in such currency as the Committee shall elect, based on the currency exchange rate of the Trustee of the Retirement Plan as of the date of payment.  In the event of a Participant’s death, the amount which would otherwise be payable to the Participant shall be paid to one or more beneficiaries designated by the Participant for purposes of the Plan in a writing filed with the Committee prior to the date of death.  Any such designation shall cancel any previous designation by the Participant.  If no such designation is on file on the date of the Participant’s death, or if the designated beneficiary predeceases the Participant, the Participant’s Supplemental Account balance shall be paid to the Participant’s estate.

3.7.          Distributions to Persons Under Disability.  In the event a Participant or his beneficiary is declared incompetent and an conservator or other person legally charged with the care of his person or of his estate is appointed, any benefit to which such Participant or beneficiary is entitled under the Plan shall be paid to such conservator or other person legally charged with the care of his person or of his estate.

3.8.          Forfeiture of Certain Accounts.  Notwithstanding any provision of the Plan to the contrary, in no event shall any amount attributable to the Participant’s Supplemental Matching Account, Supplemental Discretionary Matching Account, and Supplemental Core Account be payable to or on account of a Participant whose Termination Date occurs prior to the Participant’s completion of twelve consecutive months of employment with an Employer for any reason other than the death of the Participant or if the Participant attains age 65; provided, however, for purposes of this sentence, each Participant who was an employee of ACE Limited or a subsidiary of ACE Limited immediately prior to the Effective Date and who became an employee of an Employer in connection with the initial public offering of shares of Assured Guaranty Ltd shall be credited with twelve consecutive months of service of employment with the Employers on the later of the Effective Date or the first date on which he is employed by an Employer.  A Participant’s “Termination Date” will be the date on which his employment by the Employer and the Related Companies is terminated for any reason.

3.9.          Transfers from ACE Limited Supplemental Retirement Plan.  Each employee of an Employer who satisfies the following conditions shall have an Account established on his behalf under the Plan, and such Account shall be credited with an amount reflecting amounts attributable to such individual’s participation in the ACE Limited Supplemental Retirement Plan:

(a)                                  the Participant was an employee of ACE Limited or a subsidiary of ACE Limited immediately prior to the Effective Date;

(b)                                 the Participant became an employee of an Employer in connection with the initial public offering of shares of the Company; and

(c)                                  the Participant was a participant in the ACE Limited Supplemental Retirement Plan.

An employee of an Employer who satisfies the foregoing conditions shall become a Participant in the Plan in accordance with the terms and conditions of the Plan.  If an employee of an Employer is not otherwise eligible to participate in the Plan, he shall be treated as a Participant only with respect to amounts credited to his Accounts which are attributable to the obligations assumed by his Employer from the ACE Limited Supplemental Retirement Plan until such employee has met the requirements for participation in the Plan. The Accounts of each Participant under the Plan, including any portion of an Account transferred pursuant to this subsection 3.9, shall be subject to the terms of the Plan, including, but not limited to, the terms relating to Investment Return Rates and the restrictions regarding the forms and time of payment; and the portion of a Participant’s Account balances which is attributable to amounts transferred pursuant to this subsection 3.9 shall be payable from the Plan only after the date on which the Participant is otherwise eligible for a distribution from the Plan.

SECTION 4

Source of Benefit Payments

4.1.          Liability for Benefit Payments.  The amount of any benefit payable under the Plan shall be paid from the general revenues of the Employer of the Participant with respect to whom the benefit is payable; provided, however, that if a Participant has been employed by more than one Employer, the portion of his Plan benefits payable by any such Employer shall be that portion accrued while the Participant was employed by that Employer, and earnings on such portion; and provided further, that if any portion of a Participant’s Plan benefit is attributable to amounts transferred to the Plan pursuant to section 3.9 of the Plan, that portion of the Participant’s benefit attributable to such transferred amounts, and earnings on such portion, shall be payable by the Employer that assumed the obligation to pay such transferred benefit to the Participant.  An Employer’s obligation under the Plan shall be reduced to the extent that any amounts due under the Plan are paid from one or more trusts, the assets of which are subject to the claims of general creditors of the Employer or any affiliate thereof; provided, however, that nothing in the Plan shall require the Company or any Employer to establish any trust to provide benefits under the Plan.

4.2.          No Guarantee.  Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Employers whatsoever, including, without limitation, any specific funds, assets, or other property which the Employers, in their sole discretion, may set aside in anticipation of a liability under the Plan.  A Participant shall have only a contractual right to the amounts, if any, payable under the Plan, unsecured by any assets of the Employers.  Nothing contained in the Plan shall constitute a guarantee by any of the Employers that the assets of the Employers shall be sufficient to pay any benefits to any person.

4.3.          Successors.  The obligations of the Company and each Employer under the Plan shall be binding on any assignee or successor in interest thereto.  Prior to any merger, consolidation or sale of assets, the Company, or if applicable, the Employer, shall require any such successor to expressly assume all of the Company’s, or if applicable, all of the Employer’s, obligations under the Plan.

SECTION 5

Amendment and Termination

The Company may, at any time, amend or terminate the Plan; provided, however, that subject to the provisions of the following sentence, neither an amendment nor a termination shall adversely affect the rights of any Participant to benefits credited to a Participant’s account under the Plan as of the date immediately prior to the date of the amendment or termination (but subject to losses and earning allocable to such account after the date of the amendment or termination) without the consent of the Participant.  The Company, by Plan amendment or termination, may prospectively eliminate the right to have amounts credited to any Supplemental Account pursuant to the provisions of subsection 3.1 or subsection 3.3, or reduce the amount which is required to be credited to any such account pursuant to those provisions.

Exhibit A

ASSURED GUARANTY LTD. SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN

Distribution Rules and Regulations

Subject to such restrictions and limitations imposed by the Committee, the following rules and regulations shall apply to the distribution of a Participant’s Supplemental Account balances:

1.             If the amount of the Participant’s Supplemental Account balances is less than $60,000 as of the Valuation Date coincident with or immediately prior to the date such Participant terminates employment with the Employers and the Related Companies, then the payment of the Participant’s Supplemental Account balances shall begin on the same date that such Participant’s account balances under the Retirement Plan are paid to him.  The amount of the Participant’s Supplemental Account balances to be paid to the Participant shall be determined as of the Valuation Date coincident with or immediately prior to the date on which payment is made.

2.             If the amount of the Participant’s Supplemental Account balances is equal to or greater than $60,000 as of the Valuation Date coincident with or immediately prior to the date such Participant terminates employment with the Employers and the Related Companies, then payment of the Participant’s Supplemental Account balances shall begin on the Participant’s “Benefit Commencement Date.”  The amount of the Participant’s Supplemental Account balances to be paid to the Participant shall be determined for as of the Valuation Date coincident with or immediately prior to the date on which payment is made.  For purposes of these rules and regulations, “Benefit Commencement Date” means, in the case of a Participant who terminates employment prior to attainment of age 55, the first day of the month coinciding with or next following his 55th birthday; and in the case of a Participant who terminates employment on or after his 55th birthday, or because of death or disability, the first day of the month coinciding with or next following his termination of employment.

3.             A Participant shall file an election with the Committee indicating the form in which payment of the Participant’s Supplemental Account Balances shall be made; provided, however, that such form must be either a single lump sum or installments payable over a period not exceeding the life expectancy of the Participant or the joint life expectancy of the Participant and his beneficiary designated in accordance with subsection 3.6 of the Plan.  Such election must be filed with the Committee at least one year and one day in advance of the date on which such Participant’s Supplemental Account balances become payable to the Participant, and if a valid election has not been so filed with the Committee, then payment of the Participant’s Supplemental Account balances shall be delayed until the date that is one year and one day after the date on which such election form was filed, or in the sole discretion of the Committee, shall be paid in a single lump sum as soon as practicable following the Participant’s termination of employment.